SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Schedule TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

MAGMA DESIGN AUTOMATION, INC.

(Name of Subject Company (Issuer) and Filing Person (as Offeror))

2.0% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2010

(Title of Class of Securities)

559181 AC 6 and 559181 AD 4

(CUSIP Number of Class of Securities)

Rajeev Madhavan

Chairman of the Board and Chief Executive Officer

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

(408) 565-7500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

With copies to:

Karen K. Dreyfus, Esq. Michael A Occhiolini, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$44,945,000	$2,508

(1)	This tender offer statement relates to the exchange by Magma Design Automation, Inc. of up to $44,945,000 aggregate principal amount of its 8.0% Convertible Senior Notes due 2014 for up to $49,939,000 aggregate principal amount of its currently outstanding 2.0% Convertible Senior Notes due May 15, 2010. The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	Registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed May 22, 2009

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$2,508	Filing Party:	Magma Design Automation, Inc.
Form or Registration No.:	S-4	Date Filed:	May 22, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 5 amends and supplements the tender offer statement on Schedule TO (as amended, the “Original Schedule TO”), originally filed on May 22, 2009, by Magma Design Automation, Inc., a Delaware corporation (the “Company”), as amended by that certain Amendment No. 1 to Schedule TO filed on June 23, 2009 (“Amendment No. 1”), as amended by that certain Amendment No. 2 to Schedule TO filed on July 27, 2009 (“Amendment No. 2”), as amended by that certain Amendment No. 3 to Schedule TO filed on July 27, 2009 (“Amendment No. 3”) and as amended by that certain Amendment No. 4 to Schedule TO filed on August 7, 2009 (together with the Original Schedule TO, Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Schedule TO”), pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 in connection with its offer to exchange (the “Exchange Offer”) up to $44,945,000 aggregate principal amount of its 8.0% Convertible Senior Notes, due 2014 (the “Exchange Notes”) for any and all of the $49,939,000 aggregate principal amount of its currently outstanding 2.0% Convertible Senior Notes due May 15, 2010 (the “Existing Notes”), upon the terms and subject to the conditions set forth in the Company’s preliminary prospectus (the “Prospectus”) forming a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-159463) filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2009, and amended by (i) Amendment No. 1 to such Registration Statement, filed with the SEC on June 23, 2009 and (ii) Amendment No. 2 to such Registration Statement, filed with the SEC on July 27, 2009 (as so amended, the “Registration Statement”), and the related Letter of Transmittal for the Exchange Offer (the “Letter of Transmittal”), which are filed as Exhibits (a)(4) and (a)(1)(A) to this Schedule TO, respectively.

On August 21, 2009, the Company issued a press release announcing its intention to amend the terms of the Exchange Offer. The full text of the press release is attached as Exhibit (a)(9) hereto and incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(C)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(D)	Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Preliminary Prospectus included in the Registration Statement (incorporated by reference to the Registration Statement).

(a)(5)	Press Release issued May 22, 2009 (incorporated by reference to the Company’s filing pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, as amended, filed with the Commission on May 22, 2009, File No. 000-33213).

(a)(6)	Press Release issued July 27, 2009 announcing launch of the Exchange Offer.*

(a)(7)	Press Release issued July 27, 2009 announcing going concern opinion from Grant Thornton LLP.*

(a)(8)	Press Release issued August 6, 2009 announcing preliminary financial results for the fiscal quarter ended August 2, 2009.*

(a)(9)	Press Release issued August 21, 2009 announcing intention to amend the Exchange Offer.

(b)	None.

(d)(1)	Indenture, dated March 5, 2007, by and between Magma Design Automation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed with the Commission on March 5, 2007, File No. 000-33213).

(d)(2)	Registration Rights Agreement, dated March 5, 2007, by and between Magma Design Automation, Inc. and certain other parties (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on March 5, 2007, File No. 000-33213).

(d)(3)	First Supplemental Indenture, dated March 15, 2007, by and between Magma Design Automation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed with the Commission on March 16, 2007, File No. 000-33213).

(d)(4)	Registration Rights Agreement Amendment, dated March 15, 2007, by and between Magma Design Automation, Inc. and certain other parties (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on March 16, 2007, File No. 000-33213).

(g)	None.

(h)	None.

*	Previously filed with the Schedule TO.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MAGMA DESIGN AUTOMATION, INC.

Dated: August 21, 2009	By:	/S/ PETER S. TESHIMA
	Name:	Peter S. Teshima
	Title:	Corporate Vice President – Finance and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description
(a)(1)(A)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(B)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(C)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(D)	Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Preliminary Prospectus included in the Registration Statement (incorporated by reference to the Registration Statement)

(a)(5)	Press Release issued May 22, 2009 (incorporated by reference to the Company’s filings pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) of the Securities Exchange Act of 1934, filed with the Commission as amended on May 22, 2009, File No. 000-33213)

(a)(6)	Press Release issued July 27, 2009 announcing launch of the Exchange Offer.*

(a)(7)	Press Release issued July 27, 2009 announcing going concern opinion from Grant Thornton LLP.*

(a)(8)	Press Release issued August 6, 2009 announcing preliminary financial results for the fiscal quarter ended August 2, 2009.*

(a)(9)	Press Release issued August 21, 2009 announcing intention to amend the Exchange Offer.

(b)	None.

(d)(1)	Indenture, dated March 5, 2007, by and between Magma Design Automation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed with the Commission on March 5, 2007, File No. 000-33213)

(d)(2)	Registration Rights Agreement, dated March 5, 2007, by and between Magma Design Automation, Inc. and certain other parties (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on March 5, 2007, File No. 000-33213)

(d)(3)	First Supplemental Indenture, dated March 15, 2007, by and between Magma Design Automation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed with the Commission on March 16, 2007, File No. 000-33213)

(d)(4)	Registration Rights Agreement Amendment, dated March 15, 2007, by and between Magma Design Automation, Inc. and certain other parties (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed with the Commission on March 16, 2007, File No. 000-33213)

(g)	None.

(h)	None.

*	Previously filed with the Schedule TO.

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